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                                                                     Exhibit 5.1

               [Letterhead of Jones Waldo, Holbrook & McDonough]

                                  May 12, 1999

Gentner Communications Corporation
1825 Research Way
Salt Lake City, UT  84119

        Re. SEC Form S-8 Registration Statement for  1998 Stock Option Plan

Gentlemen:

        We have examined the Registration Statement on Form S-8 (the "Registration Statement") as it is proposed to be filed by Gentner Communications Corporation (the "Company") with the Securities and Exchange Commission (the "SEC") on or about May 12, 1999. The Registration Statement will register with the SEC 1,700,000 shares of the Company's common stock (the "Shares") for public trading under the Securities Act of 1993, as amended. The shares may be issued to employees, non-employee members of the board of directors of the Company, and of the board of directors of any parent or subsidiary thereof, and consultants to the Company. In preparing this opinion, we have examined the Registration Statement, the Plan, the Company's Articles of Incorporation, and the Company's Bylaws. We have assumed that in each instance the Shares have been or will be issued pursuant to the terms of the Plan.

        Subject to the above qualifications and assumptions, it is our opinion that, when the Shares are sold in accordance with the Registration Statement, the Plan, and any grants thereunder, the Shares will be legally issued, fully paid, and non-assessable. We hereby consent to the inclusion of this opinion as an exhibit to the Registration Statement.

                                        Very truly yours,

                                        /s/JONES, WALDO, HOLBROOK & McDONOUGH
                                        ----------------------------------------
                                        Jones, Waldo, Holbrook & McDonough